Exhibit 99.1
NEWS & INFORMATION

FOR:	EMERSON RADIO CORP.
610 Fifth Ave
New York, NY 10020

CONTACT:	Emerson Radio Corp. or:	Investor Relations:
	Greenfield Pitts	Robert Maffei
	Chief Financial Officer	Investor Relations Manager
	(212) 897-5441	(973) 428-2098

Brainerd Communicators
Brad Edwards or
Denise Roche
(212) 986-6667

Media Relations:
Brainerd Communicators, Inc.
Scott Cianciulli
(212) 986-6667
Tuesday, July 29, 2008
EMERSON RADIO CORP. ACCEPTS RESIGNATION OF BOARD MEMBER AND NOTIFIES
AMERICAN STOCK EXCHANGE OF NON-COMPLIANCE WITH AUDIT COMMITTEE REQUIREMENTS
PARSIPPANY, N.J. – July 29, 2008 – Emerson Radio Corp. (AMEX:MSN) today announced it has accepted the resignation of Norbert R. Wirsching from its board of directors.
Mr. Wirsching joined the Company’s board of directors in 2006 and served as an independent director and a member of the audit committee of the Company’s board of directors. Mr. Wirsching notified the Company of his resignation in a letter to the board of directors received on July 28, 2008. A copy of this letter will be filed with the Securities and Exchange Commission (SEC) as an exhibit to a Current Report on Form 8-K.
On July 29, 2008, the Company notified The American Stock Exchange (AMEX) that as a result of Mr. Wirsching’s resignation and the resulting vacancy on the audit committee, the audit committee consists of one independent director, and not two independent directors as required by Section 803(B)(2) of the AMEX Company Guide. As a result, the Company is not in compliance with Section 803(B)(2) of the AMEX Company Guide. In accordance with Section 803(B)(6) of the Company Guide, the Company must regain compliance with the audit committee requirements set forth in the Section 803(B)(2) of the AMEX Company Guide by the earlier of its next annual shareholder meeting and July 28, 2009; provided, however, that if the annual shareholder meeting occurs prior to October 11, 2008, the Company shall instead have until October 11, 2008 to regain compliance. The Board is considering candidates who will qualify to serve on the Audit Committee.
About Emerson Radio Corp.
Emerson Radio Corporation (AMEX:MSN), founded in 1948, is headquartered in Parsippany, N.J. The Company designs, markets and licenses, worldwide, a variety of consumer electronics and home appliances including microwaves and wine coolers, clock radios, full lines of televisions and other video products, and audio and home theater products. For more information, please visit Emerson Radio’s Web site at www.emersonradio.com.
Forward Looking Statements
This release contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements relating to the Company’s ability to regain compliance with the AMEX Company Guide. Forward-looking statements reflect management’s current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, they give no assurance that such expectations will prove to be correct and you should be aware that actual results could differ materially from those contained in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including the risk factors detailed in the Company’s reports as filed with the Securities and Exchange Commission. The Company assumes no obligation to update the information contained in this news release.